YTB INTERNATIONAL ANNOUNCES STRUCTURAL CHANGES TO BOARD AND MANAGEMENT TEAM
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Wood River, Ill., Oct. 9, 2009 – YTB International, Inc. (OTC BB: YTBLA) (“YTB” or the “Company”), a provider of Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Bermuda, the Bahamas, and Canada, today announced the appointment of Robert Van Patten, age 64, as Chief Executive Officer and President of the Company, effective immediately.

“When we founded YTB we knew it would become a successful company,” J. Lloyd “Coach” Tomer said. “But success demanded more of our time be spent on corporate matters and less on our valued Reps and Site Owners. Bob Van Patten’s contributions and his grasp of our unique business model have proven to me that he is absolutely the right person for role of CEO of YTB International.”

Van Patten brings over 25 years of senior management experience to these positions. In addition, J. Lloyd “Coach” Tomer has resigned as a director and as Chairman of the Board of Directors, allowing him to focus on mentoring the sales force through Coach’s Corner while increasing his efforts to the Company’s philanthropic division, Passport to Giving.

Newly appointed Chairman of the Board and current CEO of YTB Marketing, Inc, Scott Tomer added, “After working with Bob Van Patten for the past six months, I have total confidence in his leadership and enthusiastically support the Board’s decision to name him Chief Executive Officer of YTB International.”

Robert Van Patten, Chief Executive Officer of YTB International, commented, “On behalf of the Board of Directors, I would like to sincerely extend my gratitude to Coach for his hard work and dedication to YTB, as a founder and a Director since 2004. Coach had a vision for what this Company could represent to hard-working individuals seeking to achieve financial freedom, and I will work tirelessly to maintain and extend this vision.”

Van Patten, continued, “Serving as a consultant to the Company over the last six months has been a very rewarding experience for me, and I am happy to be solidifying my position with YTB. During my time as a consultant, I have seen the drive and determination that has made YTB a great company, and that will make it an even better company in the future. Scott has proved a great guide to me over the last two quarters. I am happy that he will be continuing in a leadership role, and is now able to focus his talents exclusively on YTB Marketing, Inc.” Van Patten, concluded, “The passion and enthusiasm demonstrated by our stakeholders, from the Board of Directors to our SOs, is unparalleled. I believe that YTB’s best days are ahead of us, and I am happy to be leading our push toward renewed profitability and superior product offerings.”

About YTB International

YTB International, Inc. was recognized as the 25th largest seller of travel in the U.S. in Travel Weekly’s 2009 Power List, based on 2008 annual retail value of travel services booked.

YTB provides Internet-based travel booking services for home-based independent representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands. The Company operates through three subsidiaries: YTB Marketing, Inc. (formerly YourTravelBiz.com, Inc.), YTB Travel Network, Inc., and YTB Franchise Services, Inc.

For more information about YTB International visit http://www.ytb.com or http://www.thefactsaboutytb.com.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's reports filed from time to time with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K for the year ended December 31, 2008. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.